Exhibit 99.1

NEWS RELEASE
	CONTACTS:	Wayne Whitener Chief Executive Officer TGC Industries (972) 881-1099 Jack Lascar, Partner
Karen Roan, SVP

FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600

TGC INDUSTRIES ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

PLANO, TEXAS — OCTOBER 6, 2005 — TGC Industries, Inc. (AMEX: TGE) today announced the pricing of its public offering of 5.5 million shares of its common stock at a price of $7.50 per share.  In connection with the offering, the Company has granted the underwriters a 30-day option to purchase up to 825,000 additional shares to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering to repurchase from its directors stock purchase warrants exercisable into 3,516,645 shares of its common stock, to purchase an additional ARAM ARIES recording system and other peripheral seismic equipment, including nine additional vibration vehicles, and for working capital and general corporate purposes.

Oppenheimer & Co. Inc. is acting as lead underwriter and book-running manager for this offering, and Sanders Morris Harris Inc. is acting as co-manager.  The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Oppenheimer & Co. Inc., 125 Broad Street, 16th Floor, New York, NY 10004 (Telephone number: 212-668-8020); and from Sanders Morris Harris Inc., 527 Madison Avenue, New York, NY 10022 (Telephone number: 888-820-9253).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

TGC Industries, Inc., based in Plano, Texas, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

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